EXHIBIT 2.6
                        STOCKHOLDERS AGREEMENT
                        ----------------------

     Second Amended and Restated Stockholders Agreement (this "Agreement"), dated as of February 23, 1998, between Prometheus Senior Quarters LLC, a Delaware limited liability company or an affiliate thereof ("Investor"), and Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan (each a "Stockholder" and, collectively, the "Stockholders")

     WHEREAS, Investor and each Stockholder previously entered into that certain Stockholders Agreement, dated as of September 30, 1997, which was amended and restated in its entirety as of October 14, 1997 (as so previously amended and restated, the "Prior Agreement") and Investor and each Stockholder now desire to amend and restate the Prior Agreement in its entirety;

     WHEREAS, each Stockholder owns (both beneficially and of record) the number of shares of Common Stock ("Common Stock") of Kapson Senior Quarters Corp., a Delaware Corporation (the "Company") specified in Exhibit A hereto;

     WHEREAS, each Stockholder may be deemed to own beneficially an additional 230,001 shares of Common Stock of the Company that are owned of record by Herbert Kaplan and an additional 70,000 shares of Common Stock of the Company that are owned of record by Jean Kaplan (together with the shares specified in Exhibit A hereto, the "Shares");

     WHEREAS, concurrently herewith, Investor and a wholly owned subsidiary of Investor ("Sub") are entering into an amended and restated agreement and plan of merger with the Company, dated as of February 23, 1998 (the "Merger Agreement"), pursuant to which Sub will
(i) offer to purchase pursuant to a tender offer all of the outstanding shares of Common Stock at a price of $14.50 per share and all of the outstanding shares of the $2.00 Convertible Exchangeable Preferred Stock of the Company at a price of $27.93 per share (the "Offer") and (ii) subsequent to the consummation of the Offer, merge with and into the Company (the "Merger"), each upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as a condition to the willingness of Investor to enter into the Merger Agreement, Investor has required that the Stockholders agree, and in order to induce Investor to enter into the Merger Agreement, the Stockholders have agreed, among other things, (i) to grant Investor the option to purchase the Shares, (ii) to tender the Shares in the Offer, (iii) to appoint Investor as Stockholders' proxy to vote the Shares, and (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Stock Option.
             ------------

          1.1. Grant of Stock Option. The Stockholders hereby grant to Investor an irrevocable option (the "Stock Option") to purchase all, but not less than all of the Shares at such time as Investor may exercise the Stock Option at a per share purchase price equal to $14.50 per share of Common Stock.

          1.2. Exercise of Stock Option. (a) The Stock Option may be exercised by Investor at any time prior to the termination of this Agreement and prior to the earlier to occur (the "Expiration Date") of
(i) one year after the date hereof, (ii) if the Merger Agreement is terminated, or the Investor provides written or oral notice to the Company that it elects not to consummate the Offer or close the transactions contemplated by the Merger Agreement, as a result of the failure of any of the conditions specified in Exhibit A, and at the time of such termination or notice there shall not exist any Alternative Proposal (as such term is defined in the Merger Agreement) at $14.50 or more per share of Common Stock for 75% or more of the outstanding Common Stock of the Company, the termination of the Merger Agreement and (iii) if the Merger Agreement is terminated, or the Investor provides written or oral notice to the Company that it elects not to consummate the Offer or close the transactions contemplated by the Merger Agreements, as a result of the failure of any of the conditions specified in Exhibit A and at the time of such termination or notice there shall exist any Alternative Proposal at $14.50 or more per share of Common Stock for 75% or more of the outstanding Common Stock of the Company, the sixth monthly anniversary of the termination of the Merger Agreement; provided, however, that if a tender offer shall be commenced by any party or entity other than Investor and its affiliates with respect to the Common Stock, then, notwithstanding any provision of this Agreement, the Stockholders may tender all or any of the Shares into the tender offer on or before the time 48 hours before the expiration of the offer. The Stockholders shall give prompt notice to Investor of any such tender by Stockholders, and each of the Stockholders agree to give notice of revocation of the tender promptly after actual receipt by such Stockholders of an irrevocable Exercise Notice from Investor; provided, however, that if the Investor provides an Exercise Notice as contemplated by clause (b) below, the Investor shall not be obligated to purchase the shares at the applicable Stock Option Closing if the Merger Agreement has not been terminated in accordance with its terms and if the applicable tender offer is withdrawn without being consummated prior to the applicable Stock Option Closing.

               (b) In the event Investor wishes to exercise the Stock Option, Investor shall send a written notice (an "Exercise Notice") to the Stockholders specifying the date, which shall be a Business Day not more than ten days, 30 days in the case of an Exercise Notice delivered as contemplated by clause (a) above, after the date of the Exercise Notice and a place for the closing of such purchase (a "Stock Option Closing").

               (c) Upon receipt of an Exercise Notice, the Stockholders shall be jointly and severally obligated to deliver to Investor a certificate or certificates representing the number of Shares specified in such Exercise Notice, in accordance with the terms of this Agreement, on the date specified in such Exercise Notice. The date specified in such Exercise Notice may be as early as two Business Days after the date of such Exercise Notice.

               (d) For the purposes of this Agreement, the term
"Business Day" shall mean a day on which banks are not required or authorized to be closed in the City of New York.

          1.3. Condition to Delivery of the Shares. The obligation of Stockholders to deliver the Shares upon any exercise of a Stock Option is subject to the following condition: There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting such exercise of such Stock Option or the delivery of the Shares subject to such Stock Option in respect of such exercise.

          1.4. Stock Option Closing. At the Stock Option Closing, the Stockholders will deliver to Investor a certificate or certificates evidencing all of the Shares, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Investor's judgment to transfer record ownership of the Shares into Investor's name on the stock transfer books of the Company and Investor will purchase the delivered Shares at a purchase price equal to $14.50 per share of Common Stock. All payments made by Investor to Stockholders pursuant to this Section
1.4 shall be made by wire transfer of immediately available funds to an account designated by the Stockholders or by certified bank check payable to the Stockholders, in an amount equal to the sum of the product of (a) $14.50 and (b) the total number of shares of Common Stock delivered at the Stock Option Closing.

          1.5. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Investor's rights and privileges under this Agreement, the number and kind of the Shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Investor its rights and privileges under this Agreement. Without limiting the scope of the foregoing, in any such event, at the option of Investor, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Investor would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

          2. Representations and Warranties of the Stockholders. The Stockholders hereby jointly and severally represent and warrant to Investor as follows:

          2.1. Title to the Shares. Each of the Stockholders is the owner (both beneficially and of record) of the number of shares of Common Stock specified opposite such Stockholder's name on Exhibit A hereto and the Stockholders do not have any other rights of any nature to acquire any additional shares of Common Stock or any other shares of capital stock of the Company. Each of the Stockholders owns that number of shares of Common Stock specified opposite such Stockholder's name on Exhibit A hereto free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided in this Agreement, no Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares. Upon the exercise of the Stock Option and the delivery to Investor by the Stockholders of a certificate or certificates evidencing the Shares, Investor will receive good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Investor's voting rights, charges and other encumbrances of any nature whatsoever.

          2.2. Authority Relative to This Agreement. Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Investor, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

          2.3. No Conflict. The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, regulation or arrangement to which any Stockholder is a party or is bound, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on the ability of the Stockholders to vote the Shares, perform their respective obligations hereunder, and consummate the transactions contemplated hereby.

          2.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders.

          3. Representations and Warranties of Investor. Investor hereby represents and warrants to the Stockholders as follows:

          3.1. Authority Relative to This Agreement. Investor has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Investor. This Agreement has been duly and validly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms.

          3.2. Investment Intent. Investor hereby represents that any securities it purchases pursuant to this Agreement are being purchased for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof.

          4. Covenants of Stockholder.
             ------------------------

          4.1. No Disposition or Encumbrance of Shares; No Conversion of Shares; Acquisition of Additional Shares; No Exercise of Warrants.
(a) Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, each Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by such Stockholder.

               (b) Each Stockholder hereby covenants and agrees that any additional shares of capital stock of the Company acquired by each Stockholder after the date hereof shall be subject to this Agreement and shall, for all purposes of this Agreement, be deemed to be "Shares".

          4.2. No Solicitation of Transactions. Each Stockholder shall not, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Investor, a "Person") relating to (i) any acquisition or purchase of all or any of the Shares or (ii) any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination, whether by merger, consolidation, or otherwise, with the Company or participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Stockholder hereby represents that neither it nor its agents or representatives is now engaged in any discussions or negotiations with any Person with respect to any of the foregoing.

          4.3. Compliance of Stockholder with This Agreement. Each Stockholder shall take all actions and forbear from all actions, in each case, necessary in order that (a) all of such Stockholder's representations and warranties hereunder are true and correct and (b) such Stockholder fulfills all of its obligations hereunder.

          5. Voting Agreement; Proxy of Stockholder.
             --------------------------------------

          5.1. Voting Agreement. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, each Stockholder shall, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Shares in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote (or execute a consent in respect of) the Shares against any action or agreement involving a sale of the Shares, merger, or sale of substantially all of the assets of the Company that would result in a breach in any material respect of any obligation of the Company under the Merger Agreement; and (c) vote (or execute a consent in respect of) the Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Merger.

          5.2. Irrevocable Proxy. Each Stockholder agrees that, in the event such Stockholder shall fail to comply with the provisions of
Section 5.1 hereof as determined by Investor in its sole discretion, such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of Investor as the attorney and proxy of such Stockholder pursuant to the provisions of Delaware General Corporation Law, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock, including the Shares owned by such Stockholder, that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 5.1 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of such Stockholder's obligations under Section
5.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as this Agreement remains in effect.

          6. Tender of Shares; Automatic Exercise of Option.
             ----------------------------------------------

          6.1. Tender of Shares. Each Stockholder hereby agrees that, during the time this Agreement is in effect, each Stockholder shall, to the extent applicable, tender (and/or cause to be tendered) all of the Shares to Investor immediately upon consummation of the Offer.

          6.2. Automatic Exercise. Each Stockholder agrees that, in the event such Stockholder shall fail to comply with the provisions of
Section 6.1 hereof as determined by Investor in its sole discretion, such failure shall result, without any further action by such Stockholder or Investor, in the automatic and irrevocable exercise of the Stock Option by Investor and the provisions of this Agreement applicable to such exercise, the delivery of the Shares and the Stock Option Closing shall take effect as though an Exercise Notice had been delivered to the Stockholders pursuant to Section 1.2(b) of this Agreement.

          7. Termination. This Agreement shall terminate on the date (the "Termination Date") that is the earliest of (i) the date upon which the Merger is consummated, (ii) one year after the date hereof,
(iii) the Expiration Date, or (iv) a breach by Investor and/or Sub of its obligations to fund and close the Merger.

          8. Miscellaneous.
             -------------

          8.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          8.2. Further Assurances. Each Stockholder and Investor shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          8.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          8.4. Entire Agreement. This Agreement constitutes the entire agreement between Investor and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Investor and the Stockholders with respect to the subject matter hereof.

          8.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Investor may assign all or any of its rights and obligations hereunder to any affiliate of Investor, provided that no such assignment shall relieve Investor of its obligations hereunder if such assignee does not perform such obligations.

          8.6. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          8.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          8.9. Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

          if to Investor:

               Prometheus Senior Quarters LLC
               c/o Lazard Freres Real Estate Investors L.L.C.
               30 Rockefeller Plaza, 63rd Floor
               New York, New York  10020
               Attention:  Robert P. Freeman and Murry N. Gunty
               Facsimile:  (212) 332-5980
               Telephone:  (212) 632-6000

               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10004-1980
               Attention:  Jonathan L. Mechanic, Esq.
               Facsimile:  (212) 859-4000
               Telephone:  (212) 859-8000

          if to the Stockholders:

               Glenn Kaplan
               Kapson Senior Quarters Corp.
               125 Froehlich Farm Blvd.
               Woodbury, New York  11797
               Facsimile:  (516) 921-8367
               Telephone:  (516) 921-8900

          with a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York 10036
               Attention: Arnold J. Levine, Esq.
               Facsimile: (212) 969-2900
               Telephone: (212) 969-3000

          8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware.

          8.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


          8.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                   By:  /s/ Glenn Kaplan
                                      --------------------------------
                                            Glenn Kaplan



                                   By:  /s/ Wayne L. Kaplan
                                      --------------------------------
                                            Wayne L. Kaplan



                                   By:  /s/ Evan A. Kaplan
                                      --------------------------------
                                            Evan A. Kaplan




                                   PROMETHEUS SENIOR QUARTERS LLC

                                   By:   LF STRATEGIC REALTY INVESTORS II
                                         L.P., its Sole Member

                                   By:   LAZARD FRERES REAL ESTATE INVESTORS
                                         L.L.C., its General Partner


                                   By:  /s/ Robert P. Freeman
                                      ---------------------------------
                                            Robert P. Freeman
                                            Principal


                               EXHIBIT A
                               ---------

              Stockholder                          Number of Shares
              -----------                          ----------------

             Glenn Kaplan                              1,283,333
            Wayne L. Kaplan                            1,283,333
            Evan A. Kaplan                             1,283,333

                                                       =========

                TOTAL:                                 3,849,999